Exhibit 10.23
TRINITY INDUSTRIES, INC.
DIRECTOR COMPENSATION
Summary Sheet as of December 8, 2011

On December 8, 2011, the Board of Directors approved the following compensation for directors, effective in 2012:

•	Board member annual retainer - $60,000

•	Annual equity compensation - $120,000, using a 12 month average share price as the basis for awards

•	Presiding Director - annual retainer of $15,000

•	Audit Committee Chair - annual retainer of $15,000

•	Human Resources Committee Chair - annual retainer of $10,000

•	Finance and Risk Committee Chair - annual retainer of $10,000

•	Corporate Governance and Directors Nominating Committee Chair - annual retainer of $7,500

•	Board meeting fee - $2,000 for each meeting attended

•	Committee members - $2,000 for each meeting attended

•	Ad hoc or special assignment work performed for or at the request of the Chairman, Chief Executive Officer, and President - $2,000 per day